Exhibit 8.2
September 1, 2009
TEPPCO Partners, L.P.
1100 Louisiana St., Suite 1600
Houston, Texas 77002

Re:	Merger of TEPPCO Partners, L.P.
Ladies and Gentlemen:
     We have acted as counsel to TEPPCO Partners, L.P. (“TEPPCO”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of June 28, 2009 (the “Merger Agreement”), by and among Enterprise Products Partners L.P. (“Enterprise”), Enterprise Products GP, LLC, Enterprise Sub B LLC, TEPPCO and Texas Eastern Products Pipeline Company, LLC. An amended registration statement on Form S-4 relating to the Merger is being filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (Registration No. 333-161185) (the “Registration Statement”). Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.
     For purposes of the opinion set forth below, we have relied, with the consent of TEPPCO and of Enterprise, upon the accuracy and completeness of the factual statements and representations contained in (1) the Merger Agreement, (2) the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement (the “Proxy Statement/Prospectus”) and (3) certificates of officers of the general partners of TEPPCO and Enterprise. We have assumed that such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the Closing Date. We have also assumed that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Proxy Statement/Prospectus.
     Subject to the assumptions, qualifications and limitations set forth herein and in the Proxy Statement/Prospectus, we hereby confirm that all statements of legal conclusion attributed to Baker Botts L.L.P. in the discussion contained in the Proxy Statement/Prospectus under the heading “Material Federal Income Tax Consequences” reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein.
     This opinion is expressed as of the date hereof and is based on current provisions of the Internal Revenue Code of 1986, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or

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come to our attention. No opinion is expressed on any matter other than those specifically covered by the opinion herein.
     We hereby consent to the filing of this letter as Exhibit 8.2 to the Registration Statement filed with the Commission on or about the date hereof and to the reference to our firm name under the headings “Legal Matters” and “Material Federal Income Tax Consequences.” In giving our consent, we do not thereby admit that we are (i) experts within the meaning of Section 11 of the Securities Act or (ii) within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Baker Botts L.L.P.